UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 18, 2024

Date of Report (Date of earliest event reported)

COLLECTIVE AUDIENCE, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-40723	86-2861807
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

85 Broad Street 16-079

New York, NY 10004

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code:

(808) 829-1057

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 18, 2024, Collective Audience, Inc. (the “Company”) effectuated the resignation of Ms. Nadine Watt, a member of the Board of Directors (the “Board”) pursuant to the provisions of that certain Voting Agreement, dated as of November 2, 2023, by and between the Company, Abri Ventures I, LLC (the “Sponsor”) and other parties thereto. Ms. Watt was appointed to the board by the Sponsor as one of its initial designees to the post-closing Board following the closing of the business combination on November 2, 2023. Ms. Watt’s resignation was not the result of any dispute or disagreement with the Company or the Board on any matter relating to the operations, policies or practices of the Company.

Concurrently therewith, on September 18, 2024, the Board appointed Mr. Peter Bordes, to serve as a director of the Company, effective immediately, to fill Ms. Watt’s vacancy on the Board. Mr. Bordes currently serves as the Company’s Chief Executive Officer. There are no arrangements or understandings between Mr. Bordes on the one hand, and any other persons, on the other hand, pursuant to which Mr. Bordes was selected as a director. Mr. Bordes has no family relationship with any director or executive officer of the Company is not a party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 20, 2024	COLLECTIVE AUDIENCE, INC.

	By:	/s/ Peter Bordes
	Name:	Peter Bordes
	Title:	Chief Executive Officer